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                                                                    EXHIBIT 99.1

Virata Acquires D2 Technologies for $90 Million; Adds Voice Software Capabilities to Current DSL Product Line

Virata Gains Access to D2's Voice Software Technology, Intellectual Property and Customer Base

SANTA CLARA, Calif., Jan. 24/PRNewswire/ - Virata Corporation (Nasdaq: VRTA -
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news), a leading semiconductor supplier for broadband communications equipment,
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today announced it has signed a definitive agreement to acquire privately held
D2 Technologies, Inc. for $90 million of newly issued shares of Virata common stock. The transaction is expected to close in February and will be accounted for as a purchase. Based in Santa Barbara, California, D2 Technologies develops state-of-the-art voice software that is currently being implemented by many of the top ten worldwide telecommunication equipment suppliers.

"D2 Technologies brings advanced voice capabilities to our already extensive suite of DSL software and is the next logical step in Virata's high-growth development path," said chief executive officer Charles Cotton. "Until now, fast Internet access has been the primary thrust for DSL equipment manufacturers and Virata has clearly established a leadership position in this space. With the integration of data and voice services, Virata is well positioned to drive this next generation of DSL capabilities which we expect to grow significantly in 2000."

David Wong, president of D2 Technologies said, "The combined technological strengths of D2 and Virata will deliver an integrated voice and data solution that is unmatched in the industry. As part of the Virata team, we plan to fully support our existing customer base while combining our extensive voice software capabilities with Virata's established DSL technology. These technologies will deliver a truly integrated network for voice and data and we look forward to bringing these to all D2 and Virata customers."

Added Cotton, "Virata plans to expand operations at D2's Santa Barbara facility in order to speed the delivery of voice solutions and reference designs to our growing customer base. An increasing number of Virata customers are looking for voice capabilities and we believe our timing for delivery of these integrated solutions will enable them to rely on Virata products over the long term."

Santa Clara-based Virata Corporation provides communications processors combined with integrated software modules to manufacturers of equipment utilizing digital subscriber line (DSL) technologies. These "integrated software on silicon" product solutions enable customers to develop a diverse range of DSL equipment including modems, gateways and routers targeted at the voice and high-speed data network access, or broadband, market. The products are designed to enable DSL equipment manufacturers to simplify product development, reduce the time it takes for products to reach the market and focus resources on product differentiation and improvement.

Virata is a registered trademark of Virata Corporation. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.

Except for historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially. Factors that might cause a difference include, but are not limited to, those relating to evolving industry standards, the pace of development and market acceptance of Virata's products and the DSL market generally, commercialization and technological delays or difficulties, the impact of competitive products and technologies, competitive pricing pressures, manufacturing risks, the possibility of our products infringing patents and other intellectual property of third parties, product defects, costs of product development, the company's ability to complete the acquisition in time period outlined, or at all, and extract value from the acquisition, and manufacturing and government regulation. Virata will not update these forward-looking statements to reflect events of circumstances after the date hereof. More detailed information about potential factors that could affect Virata's financial results is included in the documents Virata files from the time to time with the Securities and Exchange Commission.

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For more information on Virata Corporation at no cost, please call
1-800-PRO-INFO (U.S) or 732-544-2850 (Int'l), ticker symbol VRTA.